                                                                 Exhibit 99.1

For Immediate Release:  May 5, 2005
Contact:  Paul Sunu, Chief Financial Officer at (919) 563-8222 or
          Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
May 5, 2005
Mebane, North Carolina

               MADISON RIVER CAPITAL, LLC ANNOUNCES 2005 FIRST
              QUARTER UNAUDITED FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - May 5, 2005 - Madison River Capital, LLC today announced its unaudited financial and operating results for the first quarter ended March 31, 2005.


2005 First Quarter Financial and Operating Results
--------------------------------------------------

    The Company reported an increase in net operating income of $2.4 million, or 19.3%, to $15.3 million in the first quarter ended March 31, 2005 from $12.9 million in the first quarter ended March 31, 2004. Revenues in the first quarter of 2005 were $47.9 million, a decrease of $0.7 million, or 1.3%, compared to revenues of $48.6 million in the first quarter of 2004. In addition, the Company reported net income of $0.6 million in the first quarter of 2005, an improvement of $1.9 million compared to a net loss of $1.3 million in the first quarter of 2004.

    Adjusted Operating Income (1), previously referred to by the Company as Adjusted EBITDA, is net operating income (loss) before depreciation, amortization and non-cash long-term incentive plan expenses. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income to net operating income (loss). For the first quarter ended March 31, 2005, the Company reported Adjusted Operating Income of $25.0 million, computed by taking net operating income of $15.3 million and adding back depreciation and amortization expense of $9.3 million and long-term incentive plan expenses of $0.4 million. Adjusted Operating Income in the first quarter of 2005 decreased $0.9 million, or 3.4%, from Adjusted Operating Income of $25.9 million reported in the first quarter of 2004.

    For the first quarter of 2005, the RLEC operations reported revenues of $45.2 million, a decrease of $0.3 million, or 0.5%, compared to revenues of $45.5 million in the first quarter of 2004. The decrease is attributed primarily to a $1.3 million decrease in local service revenues partially offset by a $0.9 million increase in Internet and enhanced data services revenues and a $0.1 million increase in miscellaneous telecommunications revenues. Long distance revenues were approximately $3.8 million in the first quarter of 2005 and the first quarter of 2004. The decrease in local service revenues is attributed primarily to lower end user revenues as the result of a decrease in voice access lines in service. The RLEC operations served 179,388 voice access lines at March 31, 2005 compared to 185,453 voice access lines in service at March 31, 2004, a decrease of 6,065 lines or 3.3%. In addition, local service revenues decreased as a result of a decrease in network access revenues. The increase in Internet and enhanced data services revenues is attributed to the growth in the number of DSL connections in service. At March 31, 2005, the RLECs served 41,857 DSL connections compared to 30,646 DSL connections at March 31, 2004, an increase of 11,211 connections, or 36.6%. The increase in miscellaneous telecommunications revenues is attributed primarily to a decrease in uncollectible expenses, which are included in miscellaneous telecommunications revenues, in the first quarter of 2005 compared to the first quarter of 2004.

    Net operating income reported in the RLEC operations for the first quarter ended March 31, 2005 was $17.8 million compared to net operating income for the first quarter ended March 31, 2004 of $15.8 million, an increase of $2.0 million, or 13.2%. The increase in net operating income is attributed primarily to a decrease in operating expenses of $2.3 million, partially offset by the decrease in revenues as discussed above. Within operating expenses, depreciation and amortization expenses decreased $2.1 million in the first quarter of 2005 when compared to the first quarter of 2004 largely due to certain classes of assets becoming fully depreciated. Cost of services and sales increased approximately $0.3 million in the first quarter of 2005. The increase is attributed primarily to additional expenses related to storm damage restoration in Alabama and higher contract labor expenses for a special project by Coastal Utilities in Georgia in the first quarter of 2005 when compared to the same period in 2004. These increases were partially offset by a reduction in expenses for DSL modems as the number of new DSL connections was lower in the first quarter of 2005 compared to the first quarter of 2004. A decrease of $0.5 million in selling, general and administrative expenses in the first quarter of 2005 compared to the first quarter of 2004 is attributed primarily to a $0.5 million decrease in long-term incentive plan expenses.

    Net income in the RLEC operations was $8.5 million in the first quarter of 2005, an increase of $0.2 million, or 2.9%, from net income of $8.3 million in the first quarter of 2004.

    For the quarter ended March 31, 2005, the RLEC operations reported Adjusted Operating Income (1) of $24.9 million and an Adjusted Operating Income margin of 55.1%. The Adjusted Operating Income margin (1), previously referred to by the Company as "Adjusted EBITDA margin", is computed by dividing the RLEC's Adjusted Operating Income of $24.9 million by the RLEC's revenues of $45.2 million. For the same quarter of 2004, the RLEC operations reported Adjusted Operating Income of $25.4 million and an Adjusted Operating Income margin of 56.0%. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income and Adjusted Operating Income margin to net operating income (loss) and net operating income margin, respectively.

    As of March 31, 2005, the RLEC operations had 221,245 voice access and DSL connections in service. This represents an increase of 5,146 connections, or 2.4%, from the total number of connections in service at March 31, 2004. The change consisted of an increase in DSL connections of 11,211, offset by a decrease in voice access lines of 6,065, or 3.3%. After adjusting for voice access lines lost due to damages from Hurricane Ivan in Alabama and the full deployment of troops from Fort Stewart in Georgia, losses which the Company believes are temporary, the decrease in RLEC voice access lines was approximately 1,860 lines, or 1.0%. DSL connections at March 31, 2005 increased 36.6% compared to DSL connections at March 31, 2004. Excluding DSL connections lost as a result of the hurricane damages and the troop deployment, the increase in DSL connections would have been approximately 12,250 connections, or 40.0%. The Company's penetration rate for its DSL service as a percentage of primary residential access lines reached 34.2% at March 31, 2005 compared to 23.8% at March 31, 2004.

    At March 31, 2005, the RLEC operations had 179,388 voice access lines in service compared to 185,453 voice access lines in service at March 31, 2004, a decrease of 6,065 lines that is attributable primarily to damages from Hurricane Ivan in Alabama, the loss of primary voice access lines at Gallatin River Communications, the impact of a full troop deployment from the military bases in the Company's franchised territories in Georgia and a decrease in second lines served. Hurricane-related damages resulted in the disconnection of approximately 2,935 voice access lines at March 31, 2005, up from approximately 2,840 disconnections at December 31, 2004. The Company believes that these voice access lines should return to service as repairs and restorations in this area are completed. Primary voice access lines served by Gallatin River Communications, the Company's Illinois RLEC, decreased by approximately 3,040 lines from March 31, 2004 to March 31, 2005 as this region continues to deal with weak economic conditions that have persisted in recent years. Voice access lines at Coastal Utilities decreased by approximately 1,270 lines as a result of a full deployment of the 3rd Infantry Division from Fort Stewart and Hunter Army Airfield in Georgia. According to military officials, the deployment could last up to 14 months. The Company is uncertain at this time what effect the deployment will have on its operations and cash flows but believes that it will recover these lines once the deployment ends. Finally, second lines decreased by 988 lines from 7,532 second lines in service at March 31, 2004 to 6,544 second lines in service at March 31, 2005. The decrease in second lines is attributed primarily to customers who remove second lines when upgrading to the Company's DSL service.

    On a sequential quarter basis, voice access and DSL connections in the RLECs increased by 471 connections at March 31, 2005, or 0.2%, from December 31, 2004. The increase is attributed to an increase in DSL connections of 2,295, or 5.8%, partially offset by a decrease in voice access lines of 1,824, or 1.0%. The decrease in voice access lines is due to the factors discussed above. The growth in DSL connections is attributed primarily to continued acceptance of the No Limits package. Of the 221,245 total connections at March 31, 2005, 119,175 are residential voice access lines, 60,213 are business voice access lines and 41,857 are DSL connections. The RLEC operations also served 102,636 long distance accounts at March 31, 2005 for a penetration rate over total RLEC access lines of 57.2%. In addition, the RLEC operations had 14,513 dial-up Internet accounts at March 31, 2005. RLEC access minutes of use increased 3.1% in the first quarter of 2005 compared to the first quarter of 2004.

    In the first quarter of 2005, revenues from edge-out services were $2.7 million, a decrease of $0.4 million, or 13.0%, from revenues of $3.1 million in the first quarter of 2004. The decrease is attributed primarily to a decrease in the number of connections served in the edge-out markets. On a sequential quarter basis, revenues declined $0.1 million. The Company's edge-out services incurred a net operating loss of $2.5 million in the first quarter of 2005 compared to a net operating loss of $2.9 million in the first quarter of 2004, an improvement of $0.4 million, or 14.2%. The improvement in the net operating loss is attributed primarily to the decrease in operating expenses of $0.8 million partially offset by the decrease in revenues. The decrease in operating expenses includes a $0.7 million decrease in depreciation and amortization expenses. The net loss in edge-out services was $7.9 million in the first quarter of 2005 compared to $9.6 million in the first quarter of 2004, an improvement of $1.7 million.

    Adjusted Operating Income in the edge-out services for the first quarter of 2005 was $0.1 million compared to $0.5 million in the first quarter of 2004, a decrease of $0.4 million, or 81.4%. The decrease is attributed primarily to the decrease in revenues in the first quarter of 2005. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income to net operating income (loss).

    As of March 31, 2005, the edge-out services had 11,682 voice access lines and 658 high-speed data connections in service compared to 14,030 voice access lines and 680 high-speed data connections in service as of March 31, 2004. This is a decrease of 2,348 voice access lines, or 16.7%, and 22 high-speed data connections, or 3.2%. Of the decrease in voice access lines, approximately 2,200 are attributed to the loss of one customer in the third quarter of 2004. On a sequential quarter basis for the edge-out services, voice access lines decreased by 198 lines and high-speed data connections increased by 5 connections.

    Interest expense in the first quarter of 2005 decreased $0.8 million, or 5.0%, to $14.4 million in the first quarter of 2005 from $15.2 million in the first quarter of 2004. The decrease is attributable primarily to a lower weighted average balance of long-term debt outstanding in the first quarter of 2005 compared to the first quarter of 2004 as well as a lower weighted average interest rate. Net other income increased $0.1 million to $1.0 million in the first quarter of 2005 from $0.9 million in the first quarter of 2004 and is attributed primarily to an increase in interest income as a result of higher cash balances and an increase in accruals for dividends from the Rural Telephone Bank.

    The Company reported income tax expense of $1.4 million in the quarter ended March 31, 2005 compared to an income tax benefit of $0.2 million in the quarter ended March 31, 2004, a change of $1.6 million. The change is attributed primarily to a one-time accrual of approximately $0.9 million in state income tax expense related to a proposed audit adjustment from an audit by the Alabama Department of Revenue. In March, 2005, the Alabama Department of Revenue issued a Notice of Preliminary Assessment ("the Alabama Notice") in which it contended that the Company lacked the necessary nexus to file its 2002 state income tax returns on a combined basis. The Alabama Notice would not result in any additional taxes being due for 2002 due to offsetting adjustments. However, if this Alabama Notice is allowed to stand after appeals, the Company's state income tax liability to Alabama will increase for tax years subsequent to 2002. For 2003, the Company filed a combined return using the same basis as 2002 and accordingly, if appeals are unsuccessful, the return would be amended to reflect the findings in the Alabama Notice. As such, upon receiving the Alabama Notice in the first quarter of 2005, the Company accrued a deferred income tax liability of approximately $0.9 million to recognize the additional income tax expense for 2003 that would be due if a combined return was not filed. The Company also accrued approximately $0.1 million for potential interest expense related to this income tax assessment. The Company believes its position in the combined returns is appropriate and intends to appeal this finding. However, at this time, the Company is uncertain as to the outcome of this matter. The remaining increase is due to an increase in pre-tax income of the Company.
In the first quarter of 2004, the Company reported a loss before income taxes of approximately $1.4 million. In the first quarter of 2005, the Company reported income before income taxes of approximately $2.0 million, an improvement of $3.4 million.

    Net income in the quarter ended March 31, 2005 was $0.6 million compared to a net loss of $1.3 million in the quarter ended March 31, 2004, an improvement of $1.9 million. The improvement can be attributed primarily to the $2.8 million decrease in depreciation and amortization expense.

    As of March 31, 2005, the Company had approximately $71.7 million in liquidity consisting of $30.7 million in cash on hand and $41.0 million that is fully available under two lines of credit with the Rural Telephone Finance Cooperative. This is an increase of $15.5 million from the Company's liquidity of $56.2 million at March 31, 2004. The lines of credit are scheduled to expire in September 2005. The Company has been notified by the RTFC that, assuming the lines of credit are not refinanced with another lender prior to September 2005, a new secured line of credit in the amount of $41.0 million for a term ending in March 2010 has been approved. Completion of the new line of credit is subject to satisfactory completion of documentation for the new agreements and all conditions precedent to closing being satisfied. Capital expenditures for the first quarter of 2005 were approximately $2.1 million. The Company expects total capital expenditures to be approximately $13.0 million for 2005.

    The Company announced that effective April 30, 2005, its North Carolina rural telephone company, Mebtel, Inc., completed the acquisition of certain assets comprising two exchanges in North Carolina. The exchanges serve approximately 3,500 voice access lines and 1,200 long distance accounts. The Company expects revenues from the two exchanges to be approximately $2.7 million annually.

    The Company also announced an agreement with the National Rural Telecommunications Cooperative that will allow the Company to offer DIRECTV satellite television service to its customers. The Company anticipates that introduction of this product offering will commence by the second quarter of 2005.
    In addition, the Company announced that on April 28, 2005 it completed a new collective bargaining agreement, covering 56 employees of Gallatin River Communications located in Galesburg, Illinois, for a period of five years. The existing agreement expired on April 30, 2005.

Earnings Release Conference Call
--------------------------------

    Because the Company is in a quiet period due to the recent filing of a Form S-1 Registration Statement by Madison River Communications Corp. with the Securities and Exchange Commission, the Company will not have its regularly scheduled earnings call discussing its financial and operating results.

(1)  Non-GAAP Financial Measures
--------------------------------

    Adjusted Operating Income, which is a non-GAAP financial measure, is operating income (loss) before depreciation and amortization expenses and non-cash long-term incentive plan expenses. Adjusted Operating Income margin is Adjusted Operating Income divided by total revenues. Based on recent guidance from the Securities and Exchange Commission and to improve the clarity of its earnings press releases, the Company no longer uses the phrase "Adjusted EBITDA" but will now use the phrase "Adjusted Operating Income." This is a change in name only, and the Company has not changed the way it calculates current or prior presentations of Adjusted Operating Income. Management uses Adjusted Operating Income and Adjusted Operating Income margin to measure its operating performance. You should be aware that these metrics for measuring the Company's financial results will be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information of the Company as determined under accounting principles generally accepted in the United States. The computation of Adjusted Operating Income and Adjusted Operating Income margin and a reconciliation of those measures to net operating income (loss) and net operating income margin are as follows:


Reconciliation of Non-GAAP Measures to Most Directly Comparable GAAP Measures (dollars in thousands):
-----------------------------------------------------------------------------


                                                 RLEC Operations
                                               -------------------
                                                Dollars      Margin        EOS       Consolidated
                                               --------------------------------------------------


For the first quarter ended March 31, 2005:
Net operating income (loss)                      $  17,815     39.4%     $  (2,459)    $  15,356
Add back: Depreciation and amortization              6,737     14.9%         2,537         9,274
          Long-term incentive plan expenses            362      0.8%             5           367
                                                  --------    ------      --------      --------
Adjusted Operating Income                        $  24,914     55.1%     $      83     $  24,997
                                                  ========    ======      ========      ========



For the first quarter ended March 31, 2004:
Net operating income (loss)                      $  15,733     34.6%     $  (2,866)    $  12,867
Add back: Depreciation and amortization              8,833     19.5%         3,276        12,109
          Long-term incentive plan expenses            873      1.9%            35           908
                                                  --------    ------      --------      --------
Adjusted Operating Income                        $  25,439     56.0%     $     445     $  25,884
                                                  ========    ======      ========      ========

Selected Unaudited Financial Results and Operating Data

Selected unaudited financial and operating results for the first quarters ended March 31, 2005 and 2004 were:


                                           First Quarter Ended
                                     -------------------------------
                                     March 31,             March 31,
                                       2005                  2004
                                     ---------             ---------

Selected Financial Results (dollars in millions):
-------------------------------------------------

Net revenues                         $   47.9              $   48.6
  RLEC operations                        45.2                  45.5
  Edge-out services                       2.7                   3.1

Operating expenses                       32.6                  35.7
  RLEC operations                        27.4                  29.7
  Edge-out services                       5.2                   6.0

Net operating income (loss)              15.3                  12.9
  RLEC operations                        17.8                  15.8
  Edge-out services                      (2.5)                 (2.9)

Net income (loss)                         0.6                  (1.3)
  RLEC operations                         8.5                   8.3
  Edge-out services                      (7.9)                 (9.6)

Adjusted Operating Income (a)            25.0                  25.9
  RLEC operations                        24.9                  25.4
  Edge-out services                       0.1                   0.5

Cash and cash equivalents            $   30.7              $   15.2
Net telephone plant and equipment       286.0                 314.7
Total assets                            768.2                 784.0
Long-term debt                          615.8                 625.0
Member's interest                       251.7                 251.3
Accumulated deficit                    (202.3)               (209.6)
Accumulated other comprehensive loss     (4.2)                 (3.5)


Selected Operating Data:
Total connections in service            233,585               230,809
  RLEC operations:
    Voice access lines                  179,388               185,453
    DSL connections                      41,857                30,646
  Edge-out services:
    Voice access lines                   11,682                14,030
    High speed data connections             658                   680

Employees                                   631                   624

(a) Please refer to Footnote 1 -"Non-GAAP Financial Measures" above for a reconciliation of Adjusted Operating Income to net operating income (loss).

Forward-Looking Statements
    The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as ''may,'' ''will,'' ''expect,'' ''intend,'' ''estimate,'' ''anticipate,'' ''plan,'' ''seek'' or ''believe.'' We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

  * our ability to service our significant amount of indebtedness;
  * our inability to achieve profitability;
  * our ability to sustain our revenues;
  * our dependence on economic conditions in the local markets we serve;
  * significant and growing competition in the telecommunications industry;
  * the advent of new technology that may force us to expand or adapt our network in the future;
  * our dependence on market acceptance of DSL-based services;
  * the success of efforts to expand our service offerings and grow our business;
  * our ability to execute our acquisition strategy, including successfully integrating acquired businesses;
  * our ability to implement our business plan for our edge-out services successfully;
  * unanticipated network disruptions;
  * our ability to obtain and maintain the necessary rights-of-way for our networks;
  * the financial difficulties of other companies in the telecommunications industry with which we have material relationships;
  * our ability to compete effectively with the Regional Bell Operating
      Companies;
  * our dependence on our key personnel;
  * our ability to raise additional capital on acceptable terms and on a timely basis;
  * a reduction in universal service fund payments; and
  * our regulatory environment.


    For more information, see the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 333-36804) filed with the Securities and Exchange Commission.

    You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.


     Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in its edge-out markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co. and Providence Equity Partners, the former shareholders of Coastal Utilities, Inc. and members of management.

                          MADISON RIVER CAPITAL, LLC
               Condensed Consolidated Statements of Operations
                            (Dollars in thousands)
                                 (Unaudited)


                                            Three Months Ended
                                                March 31,
                                       ----------------------------

                                          2005              2004
                                       ----------        ----------

Operating revenues:
  Local service                        $   31,373        $   32,693
  Long distance service                     3,859             3,806
  Internet and enhanced data                5,766             4,840
  Edge-out services                         2,725             3,131
  Miscellaneous telecommunications
    service and equipment                   4,207             4,109
                                         --------          --------
Total operating revenues                   47,930            48,579
                                         --------          --------

Operating expenses:
  Cost of services and sales (exclusive
   of depreciation and amortization)       13,804            13,435
  Depreciation and amortization             9,274            12,109
  Selling, general and administrative
    expenses                                9,496            10,168
                                         --------          --------
Total operating expenses                   32,574            35,712
                                         --------          --------
Net operating income                       15,356            12,867

Interest expense                          (14,415)          (15,173)
Other income, net                           1,022               865
                                         --------          --------
Income (loss) before income taxes           1,963            (1,441)
Income tax expense (benefit)                1,369              (160)
                                         --------          --------
Net income (loss)                      $      594        $   (1,281)
                                         ========          ========